Exhibit 99.1

Workday Announces Acquisition of Adaptive Insights

Combination of Two Leaders to Provide Customers with Leading Cloud System to Accelerate Finance and Business Transformation

Adaptive Insights to Power Financial Planning for Workday

PLEASANTON and PALO ALTO, Calif., June 11, 2018 — Workday, Inc. (NASDAQ:WDAY), a leader in enterprise cloud applications for finance and human resources, and Adaptive Insights, a leading cloud-based platform for modernizing business planning, have signed a definitive agreement under which Workday will acquire all of the outstanding shares of Adaptive Insights for approximately $1.55 billion including the assumption of approximately $150 million in unvested equity issued to Adaptive Insights employees.

Comments on the News

“Adaptive Insights is an industry leader with its Business Planning Cloud platform, and together with Workday, we will help customers accelerate their finance transformation in the cloud,” said Aneel Bhusri, Co-Founder and CEO, Workday. “I am excited to welcome the Adaptive Insights team to Workday and look forward to coming together to continue delivering industry-leading products that equip finance organizations to make even faster, better business decisions to adapt to change and to drive growth.”

“Joining forces with Workday accelerates our vision to drive holistic business planning and digital transformation for our customers,” said Tom Bogan, CEO, Adaptive Insights. “Most importantly, both Adaptive Insights and Workday have an employee-first and customer-centric approach to developing enterprise software that will only increase the power of the combined companies.”

Driving Finance Transformation Together

Today’s dynamic business environment requires leaders across an organization to continuously collaborate on planning to adapt to business changes while driving growth and performance.

To further empower organizations to leverage next-generation planning as their strategic advantage, Workday intends to combine the Adaptive Insights Business Planning Cloud – used by thousands of customers of all sizes around the world – with its leading suite of applications for finance and HR. Together, Workday and Adaptive Insights will enable customers to better plan, execute, and analyze across the enterprise all in one system – the leading cloud platform to drive their financial and business transformations.

Adaptive Insights will continue to be led by CEO Tom Bogan, reporting to Aneel Bhusri. Under their leadership, Workday will further power its financial planning products with Adaptive Insights Business Planning Cloud, while continuing the current roadmap and strategy for its workforce planning products.

Details Regarding Proposed Acquisition of Adaptive Insights

Under the terms of the definitive agreement, Workday will acquire all of the outstanding shares of Adaptive Insights for approximately $1.55 billion including the assumption of approximately $150 million in unvested equity issued to Adaptive Insights employees. The transaction is expected to close in the third quarter of Workday’s fiscal year 2019, ending October 31, 2018, subject to the satisfaction of customary closing conditions. Workday expects to fund the consideration with cash from its balance sheet.

Allen & Company LLC is serving as exclusive financial advisor to Workday, and Fenwick & West LLP is serving as its legal advisor. Morgan Stanley & Co. LLC is acting as financial advisor to Adaptive Insights, and Cooley LLP is serving as its legal advisor.

Management Conference Call

Workday and Adaptive Insights will host a conference call to discuss this transaction at 6:00 a.m. PT / 9:00 a.m. ET on June 11, 2018. A live dial-in is available domestically at (833) 261-9369 and internationally at (352) 672-9806, passcode 7793755. A live audiocast of the event will be available on the Workday Investor Relations site. A replay will be available at (855) 859-2056 or (404) 537-3406 until 12:00 a.m. PT / 3:00 a.m. ET on September 10, 2018.

Additional Information

•	Please visit the Workday Blog for additional perspective and an FAQ from Workday Chief Products Officer Petros Dermetzis

•	Please visit the Adaptive Insights Blog for additional perspective from Adaptive Insights Founder Rob Hull

About Workday

Workday is a leading provider of enterprise cloud applications for finance and human resources. Founded in 2005, Workday delivers financial management, human capital management, and analytics applications designed for the world’s largest companies, educational institutions, and government agencies. Organizations ranging from medium-sized businesses to Fortune 50 enterprises have selected Workday.

About Adaptive Insights

Adaptive Insights powers a new generation of business planning, transforming the planning process into a strategic advantage for more than 3,800 organizations around the world with powerful modeling that’s easy for everybody who plans. The Adaptive Insights Business Planning Cloud platform enables organizations of all sizes to adapt to changing business conditions with confidence and agility. Adaptive Insights is headquartered in Palo Alto, CA.

Forward-Looking Statements

This press release contains forward-looking statements related to Workday, Adaptive Insights, and the acquisition of Adaptive Insights by Workday that are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits and effects of the proposed transaction, Workday’s plans, objectives, expectations and intentions, and the anticipated timing of closing of the proposed transaction. Risks include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all; (ii) failure to achieve the expected benefits of the transaction; (iii) Workday’s ability to implement its plans, objectives and other expectations with respect to Adaptive Insights’ business; (iv) negative effects of the announcement or the consummation of the transaction on Workday’s business operations, operating results or share price; (v) significant transaction costs; (vi) unknown liabilities; (vii) breaches in our security measures, unauthorized access to our customers’ data or disruptions in our data center operations; (vii) our ability to manage our growth effectively; (ix) competitive factors, including pricing pressures, industry consolidation, entry of new competitors and new applications, and marketing initiatives by our competitors; (x) the development of the market for enterprise cloud services; (xi) acceptance of our applications and services by customers; (xi) adverse changes in general economic or market conditions; (xii) delays or reductions in information technology spending; (xiv) changes in sales, which may not be immediately reflected in our results due to our subscription model, and (xv). additional risks included in our filings with the Securities and Exchange Commission (SEC), including our Form 10-Q for the fiscal quarter ended April 30, 2018 and our future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Any unreleased services, features, or functions referenced in this document, our website, or other press releases or public statements that are not currently available are subject to change at Workday’s discretion and may not be delivered as planned or at all. Customers who purchase Workday services should make their purchase decisions based upon services, features, and functions that are currently available.

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